Exhibit 99.1

Station Casinos Announces Consent Solicitation for 7.50% Senior Notes due 2021

Las Vegas, Nevada, March 18, 2015 – Station Casinos LLC (the “Company”) announced today that it is soliciting consents from holders of its outstanding 7.50% Senior Notes due 2021 (CUSIP No. 857691 AD1) (the “Notes”) to approve an amendment (the “Proposed Amendment”) to the “Restricted Payments” covenant contained in the indenture relating to the Notes (the “Indenture”) to allow the Company to make a special distribution to its members.

The Company will make a cash payment (the “Consent Payment”) of $15 per $1,000 in aggregate principal amount of Notes held by each holder of the Notes as of the Record Date (as defined below) who has validly delivered a duly executed consent at or prior to the Expiration Time (as defined below) and who has not revoked the consent in accordance with the procedures described in the Consent Solicitation Statement (as defined below). The Consent Payment will be paid concurrently with the consummation of the proposed offering of approximately $300.0 million of additional Notes to be issued under the Indenture (the “Financing Condition”) and is subject to the conditions described in the Consent Solicitation Documents (as defined below).

Adoption of the Proposed Amendment requires the consent of the holders of at least a majority of the aggregate principal amount of all outstanding Notes voting as a single class (such consent, the “Requisite Consents”). The aggregate outstanding principal amount of the Notes as of March 17, 2015 was $500,000,000.

The Company anticipates that, promptly after receipt of the Requisite Consents at or prior to the Expiration Time, the Company will give notice to Wells Fargo Bank, National Association, as trustee (the “Trustee”), that the Requisite Consents have been obtained and the Company and the Trustee will execute and deliver a supplemental indenture with respect to the Indenture (the “Supplemental Indenture” and such time, the “Effective Time”). Pursuant to the terms of the Supplemental Indenture, the Proposed Amendment will become effective at the Effective Time and shall thereafter bind every holder of Notes. Although the Supplemental Indenture will become effective at the Effective Time, the Proposed Amendment will only become operative upon satisfaction of the Financing Condition and payment of the Consent Payment to the consenting holders. No Consent Payments will be made and the Proposed Amendment will not become operative if the Financing Condition is not satisfied.

The consent solicitation will expire at 5:00 p.m., New York City time, on March 24, 2015 (such date and time, as the Company may extend from time to time, the “Expiration Time”). Only holders of record of the Notes as of 5:00 p.m., New York City time, on March 17, 2015 (the

“Record Date”), are eligible to deliver consents to the Proposed Amendment in the consent solicitation.

The consent solicitation is being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated March 18, 2015 (as it may be amended or supplemented from time to time, the “Consent Solicitation Statement”), and the accompanying Consent Letter (together, the “Consent Solicitation Documents”). The Company may, in its sole discretion, terminate, extend or amend the consent solicitation at any time as described in the Consent Solicitation Statement. Consents may be validly revoked at any time prior to the earlier of (i) 5:00 p.m., New York City time, on March 24, 2015 or (ii) receipt by the Company of the Requisite Consents.

Copies of the Consent Solicitation Documents and other related documents may be obtained from D.F. King & Co, Inc., the Information and Tabulation Agent, by email at stationcasinos@dfking.com or by telephone at (212) 493-6940 (collect) or (800) 870-0653 (U.S. toll free). Holders of the Notes are urged to review the Consent Solicitation Documents for the detailed terms of the consent solicitation and the procedures for consenting to the Proposed Amendment. Any persons with questions regarding the consent solicitation should contact the Information and Tabulation Agent or the Solicitation Agents, Deutsche Bank Securities Inc., at (212) 250-7527 (collect) or (855) 287-1922 (U.S. toll free) and BofA Merrill Lynch, at (980) 388-3646 (collect) or (888) 292-0070 (U.S. toll free).

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Amendment or any securities. No recommendation is being made as to whether holders of Notes should consent to the Proposed Amendment. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.  Any securities that may be offered pursuant to the Financing Condition will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release includes certain disclosures which contain “forward-looking statements.” You can identify forward-looking statements because they contain words such as “believes” and “expects.” Forward-looking statements are based on the Company’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.

Contact: For investor inquiries, contact Marc J. Falcone at mfalcone@fertitta.com or call (702) 495-3600.